As filed with the Securities and Exchange Commission on September 12, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	06-1196501 (I.R.S. Employer Identification No.)

122 Fifth Avenue New York, NY (Address of Principal Executive Offices)	10011 (Zip Code)

Barnes & Noble, Inc. 2004 Incentive Plan
Barnes & Noble, Inc. 2009 Incentive Plan
Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan
(Full title of the plans)

Eugene V. DeFelice, Esq.
Vice President, General Counsel and Corporate Secretary
Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
(212) 633-3300
(Name, address and telephone number of agent for service)

Copies to:
Andrew R. Thompson, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (6)	Proposed Maximum Aggregate Offering Price (6)	Amount of Registration Fee
Common Stock, $0.001 par value
Outstanding Award Shares (1)(2)	5,789,989		n/a	n/a	n/a
Remaining Shares (3)(4)	1,177,098		n/a	n/a	n/a
Shares not previously registered(5)	1,700,000		$11.545	$19,626,500	$2,249.20
Total	8,667,087	(7)	n/a	n/a	$2,249.20

(1)
The Outstanding Award Shares are shares of common stock of Barnes & Noble, Inc. (the “Company”) that are subject to outstanding awards under the Company’s 2004 Incentive Plan (the “2004 Plan”) or under the Company’s 2009 Incentive Plan (the “Prior 2009 Plan” and, together with the 2004 Plan, the “Prior Plans”) as of September 11, 2012.  On September 11, 2012, the Company’s stockholders approved the adoption of the Amended and Restated 2009 Incentive Plan (the “Plan”), which replaced and superseded the Prior 2009 Plan.  The Prior 2009 Plan had previously replaced and superseded the 2004 Plan.  Pursuant to Section 3.1 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plans are forfeited, expire, are otherwise terminated, are settled for cash or otherwise do not result in the issuance of all or a portion of the Outstanding Award Shares subject to such award on or after September 11, 2012.  In addition, any shares of common stock of the Company that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan.

(2)	The Outstanding Award Shares include: shares of unvested restricted stock that were granted under the Prior Plans and shares subject to options that were granted under the Prior Plans.

(3)
The Remaining Shares are shares of common stock of the Company that were previously registered by the Company and available for grant under the Prior 2009 Plan but were not subject to outstanding awards on September 11, 2012 and are now available for grant under the Plan pursuant to Section 3.1 of the Plan.

(4)
The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”.  The Carried Forward Shares were previously registered by the Company under a registration statement on Form S-8 filed on July 13, 2009 (File No. 333-160560) and the Company paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on July 13, 2009 (File No. 333-160560) deregistering the Carried Forward Shares under the Prior 2009 Plan.

(5)	Represents 1,700,000 shares of common stock not previously registered and available for issuance under the Plan.

(6)
Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of common stock of the Company on September 10, 2012, as reported by the New York Stock Exchange.

(7)
Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (“Commission”) are incorporated in this registration statement by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended April 28, 2012;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2012;

(c)	Current Reports on Form 8-K filed on April 30, 2012, June 15, 2012, June 22, 2012 and July 3, 2012; and

(d)	Description of the Company’s common stock contained in Item I of the Company’s Registration Statement on Form 8-A, filed with the Commission on September 2, 1993.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article ELEVENTH of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article X, Section 1 of the Company’s Amended and Restated By-laws, as amended, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such director of officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of the Company.

Such right to indemnification conferred in Article X, Section 1 includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director of officer in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking to repay all advancements if there is a final adjudication that such director or officer is not entitled to be indemnified.  The rights to indemnification and to the advancement of expenses are contract rights and such rights shall continue as to a director or officer who has ceased to be a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators.

In addition, if a claim for indemnification or advancement of expenses is not paid fully by the Company within a certain number of days, a director or officer may bring suit against the Company to recover the unpaid amount of the claim.  In (i) any suit brought by the director or officer to enforce a right to indemnification it shall be a defense that, and (ii) any suit by the Company to recover an advancement of expenses, the Company shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the DGCL. The rights to indemnification and to advancement of expenses are not exclusive of any other right that any director or officer may have.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, the Company has entered into indemnification agreements with its directors and officers, and maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1
Amended and Restated Certificate of Incorporation of the Company, as amended, filed as an exhibit to the Company’s Registration Statement on Form S-4 (Commission File No. 33-59778) filed with the SEC on March 22, 1993, and incorporated herein by reference.

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated as of June 17, 1998, filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 15, 1998, and incorporated herein by reference.

4.3
Form of Certificate of Designation, dated as of November 17, 2009, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2009, and incorporated herein by reference.

4.4	Certificate of Designation, dated as of August 18, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2011, and incorporated herein by reference.

4.5
Amended and Restated By-laws of the Company, dated as of April 14, 2008, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2008, and incorporated herein by reference.

4.6
Amendment to Amended and Restated By-laws of the Company, dated as of September 29, 2009, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2009, and incorporated herein by reference.

4.7
The Company’s Amended and Restated 2009 Incentive Plan, filed as an appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 23, 2012, and incorporated herein by reference.

4.8	The Company’s 2009 Incentive Plan, filed as an appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2009, and incorporated herein by reference.

4.9	The Company’s 2004 Incentive Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on June 9, 2004, and incorporated herein by reference.

4.10	Amendment to the Company’s 2004 Incentive Plan, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2006, and incorporated herein by reference.

4.11	Second Amendment to the Company’s 2004 Incentive Plan, filed as Exhibit 2.03 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2008, and incorporated herein by reference.

5.1	Opinion of Cravath, Swaine & Moore LLP, regarding the legality of the securities being registered.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

23.3	Acknowledgement Letter from BDO USA, LLP.

24.1	Power of Attorney (included in the signature page hereto).

Item 9. Undertakings

A.  The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A.(1)(i) and A.(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of September, 2012.

BARNES & NOBLE, INC.,

By:	/s/Eugene V. DeFelice
Name: Eugene V. DeFelice
Title: Vice President, General Counsel & Corporate Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers of Barnes & Noble, Inc., do hereby constitute and appoint Leonard Riggio, Stephen Riggio, Michael P. Huseby, William J. Lynch, Jr. and Eugene V. DeFelice, and each or any of them, as our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that all said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Leonard Riggio	Chairman of the Board	September 11, 2012
Leonard Riggio

/s/ William J. Lynch, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2012
William J. Lynch, Jr.

/s/ Michael P. Huseby	Chief Financial Officer (Principal Financial Officer)	September 11, 2012
Michael P. Huseby

/s/ Allen W. Lindstrom	Vice President, Corporate Controller (Principal Accounting Officer)	September 11, 2012
Allen W. Lindstrom

/s/ George Campbell, Jr.	Director	September 11, 2012
George Campbell, Jr.

/s/ Mark D. Carleton	Director	September 11, 2012
Mark D. Carleton

/s/ William Dillard, II	Director	September 11, 2012
William Dillard, II

/s/ David G. Golden	Director	September 11, 2012
David G. Golden

/s/ Patricia L. Higgins	Director	September 11, 2012
Patricia L. Higgins

/s/ Gregory B. Maffei	Director	September 11, 2012
Gregory B. Maffei

/s/ David A. Wilson	Director	September 11, 2012
David A. Wilson

1

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Amended and Restated Certificate of Incorporation of the Company, as amended, filed as an exhibit to the Company’s Registration Statement on Form S-4 (Commission File No. 33-59778) filed with the SEC on March 22, 1993, and incorporated herein by reference.

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated as of June 17, 1998, filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 15, 1998, and incorporated herein by reference.

4.3
Form of Certificate of Designation, dated as of November 17, 2009, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2009, and incorporated herein by reference.

4.4	Certificate of Designation, dated as of August 18, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2011, and incorporated herein by reference.

4.5
Amended and Restated By-laws of the Company, dated as of April 14, 2008, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2008, and incorporated herein by reference.

4.6
Amendment to Amended and Restated By-laws of the Company, dated as of September 29, 2009, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2009, and incorporated herein by reference.

4.7
The Company’s Amended and Restated 2009 Incentive Plan, filed as an appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 23, 2012, and incorporated herein by reference.

4.8	The Company’s 2009 Incentive Plan, filed as an appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2009, and incorporated herein by reference.

4.9	The Company’s 2004 Incentive Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on June 9, 2004, and incorporated herein by reference.

4.10	Amendment to the Company’s 2004 Incentive Plan, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2006, and incorporated herein by reference.

4.11	Second Amendment to the Company’s 2004 Incentive Plan, filed as Exhibit 2.03 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2008, and incorporated herein by reference.

5.1	Opinion of Cravath, Swaine & Moore LLP, regarding the legality of the securities being registered.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

23.3	Acknowledgement Letter from BDO USA, LLP.

24.1	Power of Attorney (included in the signature page hereto).